EXHIBIT 99.(G)(7)
SECURITIES LENDING AMENDMENT
TO CUSTODIAN AGREEMENT
RIDGEWORTH FUNDS
THIS AMENDMENT made and entered into as of the ___ day of                     , 2009 by and between RidgeWorth Funds (the “The Trust”), and SunTrust Bank, a Georgia corporation (the “Custodian”).
WITNESSETH:
WHEREAS, the Trust and the Custodian are parties to that certain Custodian Agreement dated as of February 1, 1994, pursuant to which Custodian serves as custodian of certain of the Trust’s property and assets as described therein (the “Custodian Agreement”); and
WHEREAS, The Trust desires to amend the Custodian Agreement to provide for the Trust’s participation in a program whereby securities held by the Custodian in the custody account maintained by the Custodian pursuant to the Custodian Agreement (the “Account”), may be loaned from time to time to borrowers (each such borrower hereinafter a “Borrower” and each such loan of securities to a Borrower hereinafter a “Loan”); and
WHEREAS, The Trust desires to appoint the Credit Suisse, New York Branch (“Credit Suisse”) as its agent for the purpose of lending securities;
NOW, THEREFORE, for and in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
I.
The Custodian Agreement is hereby amended by adding the provisions which relate to securities lending attached hereto as Exhibit A.
II.
The securities lending activities authorized by Exhibit A entail the delivery of securities to Borrowers, many of whom may be broker-dealers registered under the Securities Exchange Act of 1934, in return for the Borrower paying the Trust compensation or putting up certain collateral. The Trust understands that such transactions may entail some degree of risk, including, but not limited to, risks of incurring financial loss due to the investment of cash collateral, risks arising from bankruptcy of the Borrower, absence of control over the securities during the period of the Loan, fraud, and operational mistakes and delays. The Trust acknowledges that it alone is responsible for any loss, unless the Trust has reached an agreement with other parties to cover such losses, which may arise from such a Loan, except that Custodian will be liable to the Trust only to the extent specifically provided in Exhibit A. The Trust understands that it has access to the various forms of agreement used in, and other information related to, securities lending, and has made its own judgment that the degree of risk is acceptable. The Trust further understands that the provisions of the Securities Investor Protection Act of 1970 may not protect it with respect to loans pursuant to this program and, therefore, that the Collateral delivered to the Custodian for the Trust, together with any legal remedies existing under transaction documents and applicable law, may constitute the Trust’s only protection in the event the Borrower fails to return the loan securities.
III.
MISCELLANEOUS
(a)	This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

(b)	Except as expressly amended hereby, the Custodian Agreement shall remain in full force and effect in accordance with the terms thereof.
IN RECOGNITION OF THEIR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AMENDMENT, THE TRUST AND THE CUSTODIAN HEREBY EXECUTE THIS AMENDMENT AS A SEALED INSTRUMENT BY THEIR DULY AUTHORIZED REPRESENTATIVES, AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

SunTrust Bank
By:
Title:

Attest:
By:
Title:
(SEAL)

RidgeWorth Funds
By:
Title:

Attest:
By:
Title:
(SEAL)

EXHIBIT A
THIRD PARTY SECURITIES LENDING
AUTHORIZATION AGREEMENT
These provisions set forth the terms and conditions under which the Custodian is authorized to act on behalf of the Trust with respect to the lending of certain securities of the Trust held by the Custodian.
Certain capitalized terms used in this Agreement are defined n Section 9.
The Trust and the Custodian, as the parties hereto, hereby agree as follows:
1.	Securities Lending Agent. The Trust has appointed Credit Suisse as its agent (hereinafter “Agent”) to lend Securities from any of the Funds listed in Appendix I attached hereto. Upon the lending of any securities, Credit Suisse will transfer collateral for the loans to Custodian to be deposited in the Collateral Account which will be maintained by the Custodian. Such agent loan shall be subject to the Securities Lending Operating Guidelines (“Operating Guidelines”) and the BBH Co. Third Party Securities Lending Operations document (“Operating Document”), attached hereto as Appendix III and IV, respectively, and made a part hereof.

2.	Collateral Account shall mean one or more accounts established by the Trust with the “Custodian” SunTrust Bank for the purpose of holding Cash Collateral and investments purchased with Cash Collateral and paying expenses related to the lending of securities.

3.	Authorized Persons shall mean any person specified by the Trust on Appendix II hereto (which may be amended from time to time by the Trust giving five days’ prior written notice to Credit Suisse) to give Written Instructions on behalf of the Trust. The Trust hereby authorizes and directs the Custodian to follow Credit Suisse’s Oral or Written Instructions concerning the transfer of Securities to or from the Collateral Account, whether or not such transfer are against receipt of collateral or other payment. The Custodian shall comply with Credit Suisse’s Oral or Written Instructions on the Business Day such instructions are received, provided they are received prior to the Custodian’s deadlines for the same-day processing of such instructions. The Custodian shall be entitled to rely upon any Oral or Written Instructions from Credit Suisse without inquiry, and shall have no duty to monitor any transactions initiated by Credit Suisse in connection herewith.

4.	Custodian’s Responsibility. The responsibilities of the Custodian shall be specified in the Operating Guidelines, the Operating Document and the Amended and Restated Securities Lending Management Agreement. The Custodian and Trust or the Investment Manager for the Trust may also from time to time establish operating procedures which shall be binding on the Custodian. The Custodian shall also be responsible for furnishing to Credit Suisse on each Business Day a report listing all Available Securities then held in the Funds, pending settlement instructions (if any) with respect to such Available Securities, and such other reports as the Trust and the Custodian shall agree. The Custodian shall have no responsibility to deliver any Security pursuant to Credit Suisse’s Oral or Written Instructions if such Security is subject to a pending settlement instruction. Any Instruction that fails to conform to such data specifications as the Trust and the Custodian shall agree or which are received after the Custodian’s cut-off times may result in a failed agent loan transaction.
5.	Custodian’s Obligations. Upon transferring any Securities from an Account and until such Securities are returned to the applicable Fund, the Custodian shall have no obligation with respect to such Securities (anything in the Agreement to the contrary notwithstanding), including without limitation, no obligation to (i) collect dividends, income and other distributions, or (ii) perform any corporate action processing. However, Custodian may notify the Trust of rights offerings, shareholder meetings and other information relating to such Securities received by it in the ordinary course of business, but shall have no further obligation with respect thereto, including, without limitation, any responsibility to solicit a response from the Trust with respect to any such corporate action.

6.	Tax Reclaims. The Trust understands and agrees that the Custodian shall not be responsible for any tax reclaims that are due on Securities in an agent loan transaction. It is the responsibility of Credit Suisse to collect any tax benefits that may be due to the Trust in connection with any such agent loan transaction.

7.	Compensation for the Custodian. In exchange for providing the custodial support described herein, for which the Custodian accepts its responsibility, the Trust shall agree to compensate the Custodian according to the Addendum to Section 7 attached hereto.

8.	Recordkeeping and Reports. The Custodian will establish and maintain such records as are reasonable or necessary.

9.	Standard of Care. The Bank shall not be liable with respect to any losses incurred by the Trust in connection with the securities lending program, except to the extent that such losses result from the negligence, reckless disregard, bad faith or willful misconduct of the Bank, or its breach of this Agreement or violation of law or regulation in the performance of its duties under this Agreement.

10.	Definitions. For the purpose hereof:
(a)	“Available Securities” means the securities of the Trust that are available for Loans pursuant to the Securities Lending Management Agreement, as amended.

(b)	“Collateral” means collateral delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(c)	“Investment Manager” means RidgeWorth Investments and any other entity who has discretionary authority over the investment of the Available Securities to which the provision applies.

(d)	“Loan” means a loan of Available Securities to a Borrower pursuant to a Securities Borrowing Agreement.

(e)	“Loaned Security” shall mean any “security” (as defined in the 1934 Act) which is delivered as a Loan under a Securities Borrowing Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(f)	“Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by Credit Suisse in accordance with the provisions of the applicable Securities Borrowing Agreement. [RW: Confirm whether CS or the Custodian has responsibility for valuing securities in the Collateral Account.]
11.	Amendment and Termination. This Agreement may be amended at any time by mutual agreement in writing by the parties hereto, or terminated by either party by giving thirty (30) day written notice thereof to the other, but such termination shall not affect any liabilities either party may have arising prior to such termination.

12.	Notices. Except as otherwise specifically provided herein, notices under this Agreement may be made orally, in writing, or by any other means mutually acceptable to the parties. If in writing, a notice shall be sufficient if delivered to the party entitled to receive such notices at the following addresses.

If to the Trust:
RidgeWorth Funds
[Insert Address]
Attention: _________________
If to Custodian:
SunTrust Custodian
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
[Attention: Securities Lending Department — Mail Code 3181]
or to such other addresses as either party may furnish the other party by written notice under this section.
Whenever this Agreement permits or requires the Trust to give notice to, direct, or provide information to the Custodian, such notice, direction, or information shall be provided to the Custodian on the Trust’s behalf by an individual designated for such purposes by the Trust in a written notice to the Custodian. (This Agreement shall be considered such a designation of the person executing the Agreement on the Trust’s behalf). After its receipt of such notice of designation, and until its receipt of a notice revoking such designation, the Custodian shall be fully protected in relying upon the notices, directions, and information given by such designee.
13.	Miscellaneous. This Agreement supersedes any other agreement between the parties concerning loans of securities by the Custodian on behalf of the Trust. This Agreement shall not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall be governed and construed in accordance with applicable federal law and, to the extent not preempted by such federal law, the laws of the State of Georgia.

14.	Modification. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought.
END

Addendum to Section 7
Compensation for the Custodian
The Trust agrees to compensate the Custodian for performing the duties with respect to the Trust’s securities lending activity as follows:
1.)	For All Custodial Services

For all deliveries, receipts and other standard custodial services in connection with securities lending, the Custodian’s compensation shall be as set forth in Schedule A of the Custodian Agreement between SunTrust Bank and the RidgeWorth Funds (formerly, STI Classic Funds) originally dated February 1, 1994, and as amended.

2.)	Maintenance of Collateral Account

For opening and maintenance of each Collateral Account, the Account Maintenance fee of [$1,000 per month] shall be assessed. Custodian’s duties relating to maintenance of the Account would include: a) Provide the cash balance information to the cash manager designated by the Trust; b) Carry out investment transactions in accordance with the cash manager’s written instructions; c) Perform periodic reconciliation of the Account with the records maintained by Credit Suisse; and, d) Make necessary arrangement when the Account is overdrawn (cash outflow exceeds the cash balance in the Account.).

3.)	Monitoring and Reporting of Lending Activity

For periodically monitoring and reporting certain aspects of securities lending activity including, but not limited to, loan balance to specific borrowers, The Securities Lending Administration fee of [$8,500.00 shall also be assessed monthly]. This [$8,500] fee is a combined total fee for all Funds of the Trust.

RidgeWorth Funds
Approved by:

Date:

Sun Trust Bank

Approved by:

Date:

Appendix I
RidgeWorth Funds:
Aggressive Growth Stock Fund
Emerging Growth Stock Fund
High Income Fund
Intermediate Bond Fund
International Equity Fund
International Equity Index Fund
Investment Grade Bond Fund
Large Cap Core Equity Fund
Large Cap Growth Stock Fund
Large Cap Value Equity Fund
Limited-Term Federal Mortgage Securities Fund
Mid-Cap Core Equity Fund
Mid-Cap Value Equity Fund
SEIX High Yield Fund
Select Large Cap Growth Stock Fund
Short-Term Bond Fund
Short-Term U.S. Treasury Securities Fund
Small Cap Growth Stock Fund
Small Cap Value Equity Fund
Strategic Income Fund
Total Return Bond Fund
U.S. Government Securities Fund
U.S. Government Securities Ultra-Short Bond Fund
Ultra-Short Bond Fund

Appendix II
List of Authorized Persons:

BISYS	RidgeWorth Investments	SunTrust
TBD	Julia Short	Kazuhiro Sekimoto
Dina Romeo

Appendix III
RidgeWorth Funds Securities Lending Procedures
[To be Inserted by RW]

Appendix IV
BBH & Co. Third Party Securities Lending Operating Document
[To be Inserted by RW]